Exhibit 99.1

Stewart Reports First Quarter 2018 Results

- Title revenues of $422.4 million, an increase of $1.6 million compared to the prior year quarter

- Commercial revenues of $51.6 million, an increase of $5.6 million, or 12 percent, compared to the prior year quarter

- Net loss attributable to Stewart of $3.8 million which includes pretax charges of $2.3 million related to strategic alternatives review advisory fees and $2.2 million of net unrealized losses due to changes in fair value of investments in equity securities

HOUSTON, May 3, 2018 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported a net loss attributable to Stewart of $3.8 million ($0.16 per diluted share) for the first quarter 2018 compared to net income attributable to Stewart of $4.1 million ($0.17 per diluted share) for the first quarter 2017. Pretax loss before noncontrolling interests for the first quarter 2018 was $3.3 million compared to a pretax income before noncontrolling interests of $5.9 million for the first quarter 2017.

First quarter 2018 results included:

  $2.3 million of third party advisory expenses recorded in other operating expenses in the ancillary services and corporate segment relating to the strategic alternatives review, and
  $2.2 million of net unrealized losses recorded in the title segment relating to changes in fair value of investments in equity securities, which were previously accounted for in other comprehensive income, but are now recorded in net income due to the adoption of a new accounting standard at the beginning of 2018.

"Following the announcement of our agreement with Fidelity National, we have actively engaged with our associates and customers to discuss the many opportunities this partnership offers as we move forward with the regulatory approval process," stated Matthew W. Morris, chief executive officer. "With respect to our first quarter 2018 results, we saw lower homes sales and weaker refinancing volumes while our commercial business continued its momentum from last year by outperforming expectations and growing 12% in what typically is the most challenging quarter seasonally."

Fidelity Acquisition Update
The regulatory approval process for Fidelity National's acquisition of Stewart started with preliminary Hart-Scott-Rodino filings to the Federal Trade Commission on March 30, 2018. The Form A filings to the states of domicile for Stewart's two underwriters, Texas (Stewart Title Guaranty Company) and New York (Stewart Title Insurance Company) were made on April 27, 2018.

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Quarter Ended March 31,
	2018	2017

Total revenues	437.2	443.0
Pretax (loss) income before noncontrolling interests	(3.3)	5.9
Income tax benefit	(1.3)	(0.1)
Net (loss) income attributable to Stewart	(3.8)	4.1
Net (loss) income per diluted share attributable to Stewart	(0.16)	0.17

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended March 31,
	2018	2017	Change

Total operating revenues	422.4	420.7	0%
Investment income and other net gains	3.0	5.1	(40)%
Pretax income	5.1	12.3	(58)%
Pretax margin	1.2%	2.9%

Title revenues in the first quarter 2018 slightly increased from the prior year quarter. Pretax income declined $7.2 million in the first quarter 2018, compared to the first quarter 2017, with $2.2 million of net unrealized losses relating to changes in fair value of investments in equity securities, which primarily reduced the segment's investment income and other net gains in the first quarter 2018 compared to the prior year quarter. The title segment did incur increased employee costs, primarily driven by our Title365 acquisition during the second quarter 2017, and a lower agency remittance rate, partially offset by lower title loss expenses.

Direct title revenue information is presented below (dollars in millions):

	Quarter Ended March 31,
	2018	2017	Change

Non-commercial:
Domestic	115.7	123.1	(6)%
International	18.2	18.3	(1)%
Commercial:
Domestic	47.5	41.6	14%
International	4.1	4.4	(7)%
Total direct title revenues	185.5	187.4	(1)%

Non-commercial domestic revenue includes revenues from purchase transactions and centralized title operations (processing primarily refinancing and default title orders), which decreased 2 percent and 40 percent, respectively, in the first quarter 2018 compared to the prior year quarter due to lower closed orders as influenced by the industry's lower home sales, rising home prices and falling refinancing activities. Total commercial revenues improved 12 percent from the prior year quarter primarily due to strong performance by our domestic operations, generating higher dollar transactions which more than offset the 11 percent decrease in commercial orders closed. Total international title revenues decreased 2 percent in the first quarter 2018 compared to the prior year quarter driven by lower volumes, partially offset by the stronger foreign exchange rates against the U.S. dollar.

Gross revenues from independent agency operations in the first quarter 2018 increased 2 percent compared to the first quarter 2017. The independent agency remittance rate in the first quarter 2018 decreased to 17.6 percent from 18.1 percent in the prior year quarter as a result of the geographic mix of our agency business (decreased revenues in higher-remitting states and increased revenues in lower-remitting states). Agency revenues, net of agency retention, decreased 1 percent in the first quarter 2018 compared to the prior year quarter.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended March 31,
	2018	2017	Change

Total revenues	11.8	17.2	(31)%
Pretax loss	(8.4)	(6.4)	(31)%

First quarter 2018 segment revenues declined compared to the prior year quarter primarily due to lower revenues generated by the valuation services operations resulting from reduced orders from our principal customers. The segment's pretax results for the first quarter 2018 included $2.3 million of third party advisory expenses relating to the strategic alternatives review. Excluding these charges, the segment pretax results would have improved 3 percent from the prior year quarter. The segment's results for the first quarter 2018 and 2017 included approximately $8.1 million and $5.5 million, respectively, of net expenses attributable to parent company and corporate operations.

Expenses
Employee costs for the first quarter 2018 were $138.8 million, or 1 percent lower compared to the prior year quarter. Salaries declined 2 percent as a result of an approximately 5 percent reduction in average employee counts, primarily related to volume declines in our ancillary services and centralized title operations; while incentive compensation tied to performance decreased 18 percent from the prior year quarter. These declines were partially offset by increased commissions primarily related to higher commercial title revenues. As a percentage of total operating revenues, employee costs for the first quarter 2018 were 32.0 percent, which is comparable to 31.9 percent in the prior year quarter.

Other operating expenses for the first quarter 2018 increased 2 percent to $80.3 million from $78.3 million in the first quarter 2017. This increase was primarily due to higher third-party advisory fees, related to the strategic alternatives review, and increased outside title search fees related to commercial revenues, partially offset by decreased costs of services within ancillary services. As a percentage of total operating revenues, other operating expenses for the first quarter 2018 were 18.5 percent compared to 17.9 percent in the prior year quarter. As noted earlier, other operating costs for the first quarter 2018 included $2.3 million of third-party advisory fees related to the strategic alternatives review; excluding these charges, the other operating expenses ratio for the first quarter 2018 was 18.0 percent, comparable to the prior year quarter.

Title loss expenses decreased 8 percent to $19.0 million in the first quarter 2018, compared to $20.7 million in the first quarter 2017. Title losses were 4.5 percent of title revenues in the first quarter 2018 compared to 4.9 percent in the prior year quarter primarily as a result of lowering our loss provisioning rate. We expect our loss provisioning rate will range between 4.5 to 4.8 percent for the year 2018.

Other
Net cash used by operations in the first quarter 2018 increased to $28.9 million, compared to net cash used of $19.2 million in the prior year quarter, primarily due to the net loss generated in the first quarter 2018, compared with the net income from the first quarter 2017, and higher payments on accounts payable and other liabilities, partially offset by lower claim payments.

First Quarter 2018 Earnings Call
Stewart will hold a conference call to discuss the first quarter 2018 earnings at 3:00 p.m. Eastern Time on Thursday, May 3, 2018. To participate, dial (877) 876-9176 (USA) and (785) 424-1667 (International) - access code STCQ118. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://www.stewart.com/en/investor-relations/earnings-call.html. The conference call replay will be available from 4:00 p.m. Eastern Time on May 3, 2018 until midnight on May 10, 2018, by dialing (800) 839-1232 (USA) or (402) 220-0460 (International) - the access code is also STCQ118.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, and if applicable, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended March 31,
	2018	2017
Revenues:
Title revenues:
Direct operations	185,512	187,428
Agency operations	236,854	233,349
Ancillary services	11,831	17,304
Total operating revenues	434,197	438,081
Investment income	4,704	4,671
Investment and other (losses) gains - net	(1,671)	287
	437,230	443,039
Expenses:
Amounts retained by agencies	195,207	191,175
Employee costs	138,822	139,785
Other operating expenses	80,267	78,318
Title losses and related claims	18,981	20,701
Depreciation and amortization	6,234	6,378
Interest	974	817
	440,485	437,174
(Loss) income before taxes and noncontrolling interests	(3,255)	5,865
Income tax benefit	(1,294)	(144)
Net (loss) income	(1,961)	6,009
Less net income attributable to noncontrolling interests	1,819	1,922
Net (loss) income attributable to Stewart	(3,780)	4,087

Net (loss) earnings per diluted share attributable to Stewart	(0.16)	0.17
Diluted average shares outstanding (000)	23,508	23,569

Selected financial information:
Net cash used by operations	(28,926)	(19,189)
Other comprehensive (loss) income	(9,847)	3,425

Monthly Order Counts:
Opened Orders 2018:	Jan	Feb	Mar	Total	Closed Orders 2018:	Jan	Feb	Mar	Total
Commercial	3,294	2,760	2,920	8,974	Commercial	2,219	2,028	2,273	6,520
Purchase	17,023	17,753	21,715	56,491	Purchase	10,855	10,943	14,883	36,681
Refinancing	7,609	7,287	8,236	23,132	Refinancing	5,129	4,538	5,212	14,879
Other	1,107	944	962	3,013	Other	886	900	1,329	3,115
Total	29,033	28,744	33,833	91,610	Total	19,089	18,409	23,697	61,195

Opened Orders 2017:	Jan	Feb	Mar	Total	Closed Orders 2017:	Jan	Feb	Mar	Total
Commercial	3,570	3,578	4,302	11,450	Commercial	2,379	2,174	2,773	7,326
Purchase	17,793	19,064	24,385	61,242	Purchase	11,765	12,022	16,415	40,202
Refinancing	7,698	6,961	8,797	23,456	Refinancing	7,241	5,886	6,081	19,208
Other	1,542	1,406	1,648	4,596	Other	784	800	1,614	3,198
Total	30,603	31,009	39,132	100,744	Total	22,169	20,882	26,883	69,934

STEWART INFORMATION SERVICES CORPORATION
CONDENSED BALANCE SHEETS
(In thousands of dollars)

	March 31, 2018 (Unaudited)	December 31, 2017
Assets:
Cash and cash equivalents	103,474	150,079
Short-term investments	24,400	24,463
Investments in debt and equity securities, at fair value	679,413	709,355
Receivables – premiums from agencies	28,173	27,903
Receivables – other	57,368	55,769
Allowance for uncollectible amounts	(4,808)	(5,156)
Property and equipment, net	68,425	67,022
Title plants, at cost	74,237	74,237
Goodwill	242,736	231,428
Intangible assets, net of amortization	12,301	9,734
Deferred tax assets	4,187	4,186
Other assets	61,622	56,866
	1,351,528	1,405,886
Liabilities:
Notes payable	108,595	109,312
Accounts payable and accrued liabilities	90,932	117,740
Estimated title losses	479,805	480,990
Deferred tax liabilities	15,993	19,034
	695,325	727,076
Stockholders' equity:
Common Stock and additional paid-in capital	183,386	184,026
Retained earnings	484,359	491,698
Accumulated other comprehensive loss	(14,286)	(847)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	650,793	672,211
Noncontrolling interests	5,410	6,599
Total stockholders' equity	656,203	678,810
	1,351,528	1,405,886

Number of shares outstanding (000)	23,734	23,720
Book value per share	27.65	28.62

STEWART INFORMATION SERVICES CORPORATION
SEGMENT INFORMATION
(In thousands of dollars)

Quarter Ended:	March 31, 2018			March 31, 2017
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	422,366	11,831	434,197	420,714	17,367	438,081
Investment income	4,704	-	4,704	4,671	-	4,671
Investment and other (losses) gains - net	(1,659)	(12)	(1,671)	410	(123)	287
	425,411	11,819	437,230	425,795	17,244	443,039
Expenses:
Amounts retained by agencies	195,207	-	195,207	191,175	-	191,175
Employee costs	131,604	7,218	138,822	128,160	11,625	139,785
Other operating expenses	69,171	11,096	80,267	68,254	10,064	78,318
Title losses and related claims	18,981	-	18,981	20,701	-	20,701
Depreciation and amortization	5,317	917	6,234	5,226	1,152	6,378
Interest	6	968	974	3	814	817
	420,286	20,199	440,485	413,519	23,655	437,174
Income (loss) before taxes	5,125	(8,380)	(3,255)	12,276	(6,411)	5,865

Appendix A
Adjusted revenues and adjusted EBITDA

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net investment and other gains and losses and (2) net income after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization and adjusted for net investment and other gains and losses and other non-operating costs such as third-party advisory costs (adjusted EBITDA). Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the quarter ended March 31, 2018 and 2017 (dollars in millions).

	Quarter Ended March 31,
	2018	2017	Change

Revenues	437.2	443.0
Less: Investment and other losses (gains)	1.7	(0.3)
Adjusted revenues	438.9	442.7	(1)%

Net (loss) income attributable to Stewart	(3.8)	4.1
Noncontrolling interests	1.8	1.9
Income taxes	(1.3)	(0.1)
(Loss) income before taxes and noncontrolling interests	(3.3)	5.9
Non-operating third-party advisory costs	2.3	-
Investment and other losses (gains)	1.7	(0.3)
Adjusted income before taxes and noncontrolling interests	0.7	5.6
Depreciation and amortization	6.2	6.4
Interest expense	1.0	0.8

Adjusted EBITDA	7.9	12.8	(38)%

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations (713) 625-8360